Exhibit 99.1

Witness Systems Announces Stock Repurchase Program

ATLANTA (September 5, 2002) – Witness Systems (NASDAQ: WITS), a leading global provider of performance optimization software and services, today announced that it has been authorized by its Board of Directors to institute a stock repurchase program whereby up to 1,000,000 shares of its common stock may be repurchased in the open market or in privately negotiated block transactions from time to time.

“We continue to believe that our stock price does not reflect our long-term value and that this stock repurchase program is in the best interests of our shareholders,” said Dave Gould, president and CEO of Witness Systems. “Repurchasing stock at current stock prices is an excellent use of cash given our solid financial condition and long-term outlook.” He further noted that the company plans to utilize the reacquired shares for reissuance in connection with employee stock programs and general corporate purposes.

About Witness Systems Witness Systems (NASDAQ: WITS) provides the contact center industry’s first integrated performance optimization software suite to help global enterprises capture customer intelligence and optimize workforce performance. Comprised of business-driven multimedia recording, performance analysis and e-learning management applications, the browser-based eQuality® solution is designed to enhance the quality of customer interactions across multiple communications media, including the telephone, e-mail and Web. The closed-loop suite enables companies to record, evaluate and analyze customer contacts, and then launch e-learning to develop staff, generate additional revenue, and achieve greater customer retention and loyalty. An integrated business consulting, implementation and training methodology provides services to support an effective, rapid deployment of eQuality that enables organizations to maximize their return on investment. For additional information about Witness Systems and its eQuality software suite, visit www.witness.com, or call 1.888.3.WITNESS.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Information in this release that involves Witness Systems’ expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. These statements include statements about Witness Systems’ strategies in the marketplace, its market position and its relationship with customers. All forward-looking statements included in this release are based upon information available to Witness Systems as of the date of the release, and the company assumes no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, fluctuations in customer demand and the timing of orders; the company’s ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company’s markets; the risks associated with competition; the risks associated with international sales as the company expands its markets; and the ability of the company to compete successfully in the future, as well as other risks identified under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and any other reports filed from time to time with the Securities and Exchange Commission.

Witness, eQuality and the Witness logo are United States registered trademarks of Witness Systems, Inc., protected by laws of the US and other countries. All other trademarks mentioned in this document are the property of their respective owners.